Exhibit 99

NEWS RELEASE

     CDI CORP. REPORTS SECOND QUARTER 2006 EPS UP 35% AND ANNOUNCES DIVIDEND

Philadelphia (July 27, 2006) - CDI Corp. (NYSE:CDI) today reported earnings for the second quarter ended June 30, 2006 and announced a quarterly cash dividend.

For the quarter ended June 30, 2006, the company reported net earnings of $5.5 million, or $0.27 per diluted share, on revenues of $314.5 million. Total second quarter revenue increased 9.8% compared to $286.4 million for the second quarter of 2005 and net earnings increased 36.4% compared to the year-ago quarter. The company also announced a quarterly dividend of $0.11 per share to be paid on August 24, 2006 to all shareholders of record as of August 10, 2006.

"We were pleased with our continued revenue momentum in many of our business sectors which was driven by both contingent staffing demand and continued strength in capital spending by clients in key vertical industries," said President and Chief Executive Officer Roger H. Ballou. "However, we were disappointed that there were a number of specific items that adversely affected our second quarter results.

"We incurred pre-tax charges of approximately $0.5 million during the quarter for resolution of a previously-disclosed arbitration proceeding with a customer. Our earnings also reflect $0.7 million of pre-tax marked-to-market charges and realized losses on previously-disclosed forward exchange contracts.

"In spite of these expenses, we were able to increase pre-tax earnings by 18.8% compared to the year-ago quarter. Contributing to the net earnings increase of 36.4% was an effective tax rate for the second quarter of 27.9%. The tax rate was favorably impacted by the recognition of foreign research and development credits which were fully recognized in the second quarter."

In June, 2006, the United Kingdom's Office of Fair Trading (OFT) opened an investigation into alleged anti-competitive behavior by the company's U.K.-based AndersElite segment (Anders) and a number of its competitors in the U.K. construction recruitment industry. The allegations being investigated include, among others, the competitors agreeing to minimum fees in their contracts with U.K. intermediary recruitment companies and declining to work with one particular U.K. intermediary recruitment company. Anders is cooperating with the OFT in the investigation under the OFT's corporate leniency program. It is likely that the OFT will ultimately impose a fine on Anders, however it is too early in the process to determine with any reliability the amount or materiality of that fine.

Effective January 1, 2006, the company adopted the accounting required under SFAS No. 123(R) for its stock-based compensation plan. The change in accounting, plus the effect of additional awards which were granted in 2006, resulted in an increase of $0.5 million in stock-based compensation expenses in the second quarter versus the prior year.

BUSINESS SEGMENT DISCUSSION

The Business Solutions segment recorded a solid year-over-year revenue increase of 10.8% as every vertical reported revenue gains. New project wins and ramp up of previously-announced account wins in the IT Services vertical were key drivers. Operating profits increased 50.9% on a year-over-year basis while absorbing the aforementioned arbitration resolution costs.

Anders revenue increased 10.6% versus the prior-year quarter due to solid growth in both permanent placement and in contingent demand. Year-over-year operating profits increased by 6.9% and were held down primarily due to investment in new offices and office development.

Todays Staffing revenue growth slowed during the quarter but increased by 5.3% compared to the prior year. This growth was driven by increases in bill rates and growth in national accounts somewhat offset by a slowing in the mortgage processing business. Operating profits more than doubled driven primarily by effective cost control initiatives.

Management Recruiters International, Inc. (MRI) revenue increased by 6.4% versus the second quarter of 2005 while operating profit decreased by 11.5% compared to the year-ago quarter. MRI results reflect continued weakness in its U.S.-based royalties due to softness in permanent placement and the non-renewal of several domestic franchise operations whose territories will be re-sold. In addition, royalty revenue was affected by the previously-announced sale of an international master franchise resulting in lower royalty revenues which were more than offset by lower operating costs. Operating profit margins were further affected by a change in mix with increases in lower-margin staffing revenue and franchise sales revenue compared to the year-ago quarter.

Year-over-year and sequential data for the business segments can be found in the attached tables.

CORPORATE SUMMARY

Corporate overhead costs increased 14.4% versus the year-ago period driven primarily by increases in expenses related to compliance, tax consulting and severance costs.

"CDI ended the quarter with approximately $14.4 million in cash and cash equivalents and approximately $3.8 million in short-term debt as we continued to fund working capital requirements," said Ballou. "We continue to have significant debt capacity, if necessary, to fund potential higher working capital requirements driven by our revenue growth, capital spending and potential acquisitions."

BUSINESS OUTLOOK

"Capital spending decisions by clients in our key verticals drive a significant portion of our revenue base," said Ballou. "We see continued demand in these sectors as our clients invest in plant, equipment and infrastructure improvements. This spending, as well as continued demand for staffing services, could produce year-over-year revenue growth of 9 to 11% in the third quarter and full year growth of 10 to 12%.

"We should be able to generate low to mid teen variable contribution margins on these incremental sales as our management team continues to effectively execute our business plan."

FINANCIAL TABLES FOLLOW
-----------------------

Conference Call/Webcast
-----------------------
CDI Corp. will conduct a conference call at 11 a.m. (ET) today to discuss this announcement. The conference call will be broadcast live over the Internet and can be accessed by any interested party at www.cdicorp.com. An online replay will be available at www.cdicorp.com for 14 days after the call.

Company Information
-------------------
Headquartered in Philadelphia, CDI Corp. (NYSE:CDI) is a leading provider of engineering and information technology outsourcing solutions and professional staffing. Its operating units include CDI Business Solutions, CDI AndersElite Limited, Todays Staffing, Inc. and Management Recruiters International, Inc. Visit CDI at www.cdicorp.com.

                  Caution Concerning Forward-Looking Statements
                  ---------------------------------------------

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including statements about our strategy for growth, expected expenditures and future financial results are forward-looking statements. Some of the forward-looking statements can be identified by words like "anticipates," "believes," "expects," "may," "will," "could," "intends," "plans," "estimates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements depending on a variety of factors, including the following: changes in general economic conditions and levels of capital spending by customers in the industries we serve; possible inaccurate assumptions or forecasts regarding the bill rate, profit margin, duration of assignment and utilization rate applicable to our billable personnel; competitive market pressures; the availability of qualified labor; changes in customers' attitudes towards outsourcing; our level of success in attracting, training, and retaining qualified management personnel and other staff employees; our ability to pass on to customers increases in our costs (such as those relating to workers' compensation insurance or which may arise from regulatory requirements); our performance on our customer contracts; the possibility of our incurring liability for our activities, including the activities of our temporary employees; adverse consequences arising out of the U.K. Office of Fair Trading investigation described in this news release; and government policies or judicial decisions adverse to the staffing industry.

Contacts:

Vincent Webb
Vice President, Corporate Communications & Marketing
215-636-1240
Vince.Webb@cdicorp.com

Mark Kerschner
Chief Financial Officer
215-636-1105
Mark.Kerschner@cdicorp.com

                                       ###

                           CDI CORP. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                                    UNAUDITED
                      (in thousands, except per share data)

                                                       For the three months ended            For the six months ended
                                                ----------------------------------------    -------------------------
                                                         June 30,                                   June 30,
                                                -------------------------      March 31,    -------------------------
                                                    2006          2005          2006            2006          2005
                                                -----------   -----------    -----------    -----------   -----------
Revenues                                        $   314,478   $   286,411    $   307,331    $   621,809   $   552,330
Cost of services                                    242,170       220,165        236,760        478,930       425,299
                                                -----------   -----------    -----------    -----------   -----------
Gross profit                                         72,308        66,246         70,571        142,879       127,031
Operating and administrative expenses                64,049        59,980         62,737        126,786       117,645
Gain on sale of asset                                     -             -              -              -          (420)
                                                -----------   -----------    -----------    -----------   -----------
Operating profit                                      8,259         6,266          7,834         16,093         9,806
Other expense (income), net                             697           (99)          (163)           534          (246)
                                                -----------   -----------    -----------    -----------   -----------
Earnings before income taxes                          7,562         6,365          7,997         15,559        10,052
Income tax expense                                    2,108         2,367          3,091          5,199         3,740
                                                -----------   -----------    -----------    -----------   -----------
Net earnings                                    $     5,454   $     3,998    $     4,906    $    10,360   $     6,312
                                                ===========   ===========    ===========    ===========   ===========
Diluted earnings per share                      $      0.27   $      0.20    $      0.25    $      0.52   $      0.32
                                                ===========   ===========    ===========    ===========   ===========
Diluted number of shares (000)                       20,133        19,871         20,009         20,071        19,875
                                                ===========   ===========    ===========    ===========   ===========

                                                  June 30,     March 31,     December 31,     June 30,
                                                   2006          2006            2005          2005
                                                -----------   -----------    ------------   -----------
SELECTED BALANCE SHEET DATA:
----------------------------
Cash, cash equivalents and short-term
 investments                                    $    14,447   $    20,684    $     13,407   $    22,455
Accounts receivable, net                        $   257,453   $   246,545    $    232,365   $   213,477
Current assets                                  $   286,981   $   282,108    $    259,755   $   249,626
Total assets                                    $   407,422   $   401,703    $    379,494   $   363,312
Current liabilities                             $   112,868   $   116,442    $     97,766   $    88,192
Shareholders' equity                            $   285,386   $   276,097    $    271,478   $   268,394

                                                       For the three months ended            For the six months ended
                                                ----------------------------------------    -------------------------
                                                         June 30,                                    June 30,
                                                -------------------------     March 31,     -------------------------
                                                   2006           2005          2006           2006          2005
                                                -----------   -----------    -----------    -----------   -----------
SELECTED CASH FLOW DATA:
------------------------
Depreciation expense                            $     2,543   $     2,526    $     2,510    $     5,053   $     5,063
Capital expenditures                            $     2,728   $     4,000    $     3,071    $     5,799   $     6,513
Dividends paid                                  $     2,196   $     2,172    $     2,184    $     4,380   $     4,340

Free cash flow for the quarter ended
 June 30, 2006 is shown below:
  Net cash used in operating activities         $   (10,927)
  Less: capital expenditures                         (2,728)
  Less: dividends paid                               (2,196)
                                                -----------
Free cash flow for the quarter ended
 June 30, 2006                                  $   (15,851)
                                                ===========

                                                       For the three months ended            For the six months ended
                                                ----------------------------------------    -------------------------
                                                         June 30,                                   June 30,
                                                -------------------------     March 31,     -------------------------
                                                   2006          2005           2006             2006         2005
                                                -----------   -----------    -----------    -----------   -----------
SELECTED EARNINGS AND OTHER FINANCIAL DATA:
-------------------------------------------
Revenues                                        $   314,478   $   286,411    $   307,331    $   621,809   $   552,330
Gross profit                                    $    72,308   $    66,246    $    70,571    $   142,879   $   127,031
Gross profit margin                                    23.0%         23.1%          23.0%          23.0%         23.0%
Operating and administrative expenses as a
 percentage of revenue                                 20.4%         20.9%          20.4%          20.4%         21.3%
Corporate expenses                              $     4,629   $     4,043    $     5,024    $     9,653   $     8,233
Corporate expenses as a percentage of revenue           1.5%          1.4%           1.6%           1.6%          1.5%
Operating profit margin                                 2.6%          2.2%           2.5%           2.6%          1.8%
Effective income tax rate                              27.9%         37.2%          38.7%          33.4%         37.2%
After-tax return on shareholders'
 equity - last twelve months (a)                        6.4%          1.5%           6.1%


                                                       For the three months ended            For the six months ended
                                                ----------------------------------------    ------------------------
                                                         June 30,                                    June 30,
                                                -------------------------     March 31,     -------------------------
                                                   2006           2005         2006             2006         2005
                                                -----------   -----------    -----------    -----------   -----------
SELECTED SEGMENT DATA (B):
--------------------------
BUSINESS SOLUTIONS
Revenues                                        $   206,662   $   186,508    $   203,547    $   410,209   $   363,505
Gross profit                                         38,832        34,636         39,568         78,400        67,081
Gross profit margin                                    18.8%         18.6%          19.4%          19.1%         18.5%

Operating profit                                      6,100         4,042          7,738         13,838         7,623
Operating profit margin                                 3.0%          2.2%           3.8%           3.4%          2.1%

ANDERSELITE
Revenues                                        $    51,623   $    46,695    $    48,586    $   100,209   $    88,505
Gross profit                                         13,488        11,687         11,927         25,415        22,229
Gross profit margin                                    26.2%         25.1%          24.5%          25.4%         25.1%

Operating profit                                      1,901         1,779          1,117          3,018         2,517
Operating profit margin                                 3.7%          3.8%           2.3%           3.0%          2.8%

TODAYS STAFFING
Revenues                                        $    39,791   $    37,795    $    39,454    $    79,245   $    71,002
Gross profit                                          9,610         9,421          9,093         18,703        17,766
Gross profit margin                                    24.2%         24.9%          23.0%          23.6%         25.1%

Operating profit                                      1,375           518            724          2,099            62
Operating profit margin                                 3.5%          1.4%           1.8%           2.6%          0.1%

MANAGEMENT RECRUITERS INTERNATIONAL
Revenues                                        $    16,402   $    15,413    $    15,744    $    32,146   $    29,318
Gross profit                                         10,378        10,502          9,983         20,361        19,955
Gross profit margin                                    63.3%         68.2%          63.4%          63.3%         67.9%

Operating profit                                      3,512         3,970          3,279          6,791         7,417
Operating profit margin                                21.4%         25.8%          20.8%          21.1%         25.3%

                                                       For the three months ended            For the six months ended
                                                ----------------------------------------    ------------------------
                                                         June 30,                                    June 30,
                                                -------------------------     March 31,     -------------------------
                                                   2006          2005            2006          2006          2005
                                                -----------   -----------    -----------    -----------   -----------
BUSINESS SOLUTIONS REVENUE BY VERTICAL:
---------------------------------------
CDI Process and Industrial                      $    90,775   $    87,055    $    90,666    $   181,441   $   166,730
CDI Information Technology Services                  77,744        65,536         73,454        151,198       129,319
CDI Aerospace                                        20,828        20,666         22,806         43,634        40,784
CDI Government Services                              14,438        11,228         14,148         28,586        22,549
CDI Life Sciences                                     2,877         2,023          2,473          5,350         4,123
                                                -----------   -----------    -----------    -----------   -----------
Total Business Solutions Revenue                $   206,662   $   186,508    $   203,547    $   410,209   $   363,505
                                                ===========   ===========    ===========    ===========   ===========

(a) Current quarter combined with the three preceding quarters' earnings or
(loss) divided by the average shareholders' equity.

(b) Commencing January 1, 2006, the company changed its method of allocating certain support services expenses to the business segments. The operating profit for the quarters ended March 31, 2005, June 30, 2005 and December 31, 2005 have been revised for comparative purposes.